Exhibit 10.1

RESIGNATIONAND RELEASE AGREEMENT

This Resignation and Release Agreement (the “Agreement”) is made and entered into as of Dec 10, 2025, by and between Next Technology Holding Inc. with its principal office address located at 1621 Central Ave, Cheyenne, Wyoming 82001, a corporation organized under the laws of the State of Wyoming (the “Company”), and Lichen Dong, an existing member of the Board, (the “Director”).

RECITALS

WHEREAS, the Director is a member of the Company’s Board of Directors (the “Board”);

WHEREAS, the Director wishes to voluntarily resign from the Board;

WHEREAS, the Company and the Director wish to provide for an orderly resignation and final settlement of all claims and liabilities, if any, between them relating to the Director’s service on the Board and its committees; and

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.	Resignation of Director.

The Director hereby resigns from his/her position from the Board, including the Chairman of the Board and the Chairman of Nomination Committee thereof, effective as of Dec 10, 2025 (the “Termination Date”).

2.	Acceptance of Resignation.

The Company acknowledges receipt of the Director’s resignation and accepts it. The Company acknowledges that it has no disagreement with the Director on any matter relating to the Director’s practices and services to the Company.

3.	Final Payment.

(a)	Final Cash Consideration. By way of full and final settlement of all outstanding compensation, fees, and any other monetary or non-monetary obligations between the Director and the Company, the Company shall pay to the Director a one-time cash payment in the amount of USD120,000 (the “Final Payment”). The Final Payment shall be made within 90 business days following the date of this Agreement (the “Payment Date”).

(b)	Form of Payment. The Final Payment shall be made by wire transfer of immediately available funds to the account designated in writing by the Director, or such other method as mutually agreed in writing.

(c)	Withholding and Taxes. The Company may withhold from the Final Payment any amounts required to be withheld under applicable law. The Director shall be responsible for any taxes imposed on the Final Payment to the extent not required to be withheld by the Company. The Company shall provide any documentation reasonably necessary to assist the Director with tax reporting obligations.

(d)	Compliance with Laws. The Director acknowledges that receipt and use of the Final Payment must comply with all applicable laws and regulations.

4.	Release of Claims; Covenant Not to Sue.

(a)	Company Release of Claims. The Company, on behalf of itself and its subsidiaries, affiliates, directors, officers, employees, contractors, advisors and assigns (collectively, the “Company Parties”), hereby fully releases and discharges the Director, his/her affiliates, heirs, assigns, agents, advisors and representatives (collectively, the “Director Released Parties” and each, a “Director Released Party”) from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities (collectively, the “Claims” and each, a “Claim”), known or unknown, suspected or unsuspected, of whatever kind or nature in law, equity or otherwise that the Company or any of the Company Parties had, now has or at any time has held, or may hereafter claim to have against any of the Director Released Parties, arising out of or relating in any way to the Director’s hiring or engagement by, employment or other relationship with, service as a director, or separation from the Company or otherwise relating to any of the Director Released Parties on or prior to the Termination Date, other than those created by or arising out of this Agreement. Without limiting the generality of the foregoing, such release shall include any claims whatsoever under any federal, state or local law, regulation or ordinance or any common law theories, breach of contract, defamation, retaliation, violation of public policy, invasion of privacy, severance pay, bonus or similar benefit,pension, retirement, overtime pay, wages, penalties, life insurance, health or medical insurance or any other fringe benefit, or disability. The Company further represents and warrants that, as of the date of this Agreement, it is not aware of any pending, threatened, or ongoing investigation, audit, claim, inquiry, or proceeding relating to the Director’s conduct or service as a director, whether by any governmental authority, stock exchange, or third party.

(b)	Director Release of Claims. The Director, on behalf of itself and its advisors, representatives, heirs, successors and assigns (collectively, the “Director Parties”), hereby fully releases and discharges the Company, its subsidiaries, affiliates, directors, officers, employees, contractors, advisors and assigns (collectively, the “Company Released Parties” and each, a “Company Released Party”) from any and all Claims, known or unknown, suspected or unsuspected, of whatever kind or nature in law, equity or otherwise that the Director or any of the Director Parties had, now has or at any time has held, or may hereafter claim to have against any of the Company Released Parties, arising out of or relating in any way to the Director’s hiring or engagement by, employment or other relationship with, service as a director, or separation from the Company or otherwise relating to any of the Company Released Parties on or prior to the Termination Date, other than those created by or arising out of this Agreement. Without limiting the generality of the foregoing, such release shall include any claims whatsoever under any federal, state or local law, regulation or ordinance or any common law theories, breach of contract, defamation, retaliation, violation of public policy, invasion of privacy, severance pay, bonus or similar benefit, pension, retirement, overtime pay, wages, penalties, life insurance, health or medical insurance or any other fringe benefit, or disability. The Director further represents and warrants that, as of the date of this Agreement, it is not aware of any pending, threatened, or ongoing investigation, audit, claim, inquiry, or proceeding relating to the Director’s conduct or service as a director, whether by any governmental authority, stock exchange, or third party.

(c)	Covenant Not to Sue.

(i)	The Company, on behalf of itself and the Company Parties, agrees and covenants not to (A) sue or bring any claims or charges against the Director Released Parties, or any one of them, with respect to matters subject to the releases contained herein;(B) institute any claim, charge, complaint or lawsuit to challenge the validity of the foregoing releases or the circumstances surrounding the execution of this Agreement; and (C) assist, cooperate with, or voluntarily provide information to any third party who asserts or threatens to assert claims against any of the Director Released Parties, except as required by applicable law. The Company represents and warrants that it and any of the Company Parties(x) has not filed any complaints, charges, or claims for relief against any of the Director Released Parties with any local, state or federal court or administrative agency, any professional or regulatory board, or any other agency or entity; and (y) has not previously assigned or transferred any of the claims that are the subject of the releases contained herein. In the event that the Company or any of the Company Parties institutes any action covered by this Clause4(c)(i), that action shall be dismissed upon presentation of this Agreement and the Company shall reimburse the affected Director Released Parties for all legal fees and expenses incurred in defending such claim and obtaining its dismissal.

(ii)	The Director, on behalf of itself and the Director Parties, agrees and covenants not to (A) sue or bring any claims or charges against the Company Released Parties, or any one of them, with respect to matters subject to the releases contained herein; (B) institute any claim, charge, complaint or lawsuit to challenge the validity of the foregoing releases or the circumstances surrounding the execution of this Agreement; and (C) assist, cooperate with, or voluntarily provide information to any third party who asserts or threatens to assert claims against any of the Company Released Parties, except as required by applicable law. The Director represents and warrants that it and any of the Director Parties (x) has not filed any complaints, charges, or claims for relief against any of the Company Released Parties with any local, state or federal court or administrative agency, any professional or regulatory board, or any other agency or entity; and (y) has not previously assigned or transferred any of the claims that are the subject of the releases contained herein. In the event that the Director or any of the Director Parties institutes any action covered by this Clause 4(c)(ii), that action shall be dismissed upon presentation of this Agreement and the Director shall reimburse the affected Company Released Parties for all legal fees and expenses incurred in defending such claim and obtaining its dismissal.

5.	Indemnity and Hold Harmless.

The Company agrees to indemnify the Director Released Parties against any claims, losses, damages, or liabilities, including attorney’s fees and costs, incurred in connection with third-party claims or proceedings related to the Director’s role and service as a director of the Company and other relationships with the Company. The Company will hold the Director Released Parties harmless from any legal claims or liabilities arising from the Director’s directorship.

6.	Voluntary and Knowing Agreement.

Each of the parties hereto acknowledges that they have entered into this Agreement of their own free will, and that no promises or representations have been made to them by any person to induce them to enter into this Agreement other than the express terms set forth herein. Each of the parties hereto further acknowledges that they have read this Agreement and understands all of their respective terms. The Director represents that he has provided to the other members of the Board all facts known to him regarding the subject matter of this Agreement and the transactions contemplated hereby that would reasonably be material to such members of the Board in deciding whether to proceed with approving and causing the Company to enter into this Agreement.

7.	Confidentiality.

The Director agrees to keep confidential all proprietary, confidential, or non-public information of the Company, including but not limited to business plans, financial data, customer information, and trade secrets.

8.	Non-Disparagement.

(a)	The Director agrees not to, directly or indirectly, disclose, communicate, or publish any intentionally disparaging, negative, harmful, or disapproving information, written communications, oral communications, electronic or magnetic communications, writings, oral or written statements, comments, opinions, facts, or remarks, of any kind or nature whatsoever (collectively, the “Disparaging Information”)concerning or related to any of the Company Released Parties.

The Director further acknowledges that this non-disparagement clause is a material term of this Agreement. If the Director breaches this paragraph, the Company’s remedies will not be limited to damages, and may include all equitable and legal relief including, without limitation, a temporary restraining order, temporary injunctive relief, or a permanent injunction, and costs, against the Director and any other persons, individuals, corporations, businesses, groups, partnerships or other entities acting by, through under, or in concert with him/her. Nothing in this Agreement or this clause shall, however, (i) be deemed to prevent the Director from testifying fully and truthfully in response to a subpoena from any court or from responding to, bringing, or participating in, a charge, complaint, or investigative inquiry from any governmental agency or (ii) prevent the Director from communicating Disparaging Information to his attorneys, each of whom the Director shall inform of their duty not to disclose the Disparaging Information to any other persons other than as necessary to carry out their professional functions.

(b)	The Company agrees that it shall not (and further agrees to ensure that the Company Parties do not), directly or indirectly, disclose, communicate, or publish any Disparaging Information concerning or related to any of the Director Released Parties and shall not direct any other person to do so. The Company acknowledges that this non-disparagement clause is a material term of this Agreement. If the Company breaches this clause, the applicable Director Released Party’s remedies will not be limited to damages, and may include all other equitable and legal relief including, without limitation, a temporary restraining order, temporary injunctive relief, or a permanent injunction, and costs, against the Company and any other persons, individuals, corporations, businesses, groups, partnerships or other entities acting by, through under, or in concert with the Company. Nothing herein shall prevent the Company from communicating the Disparaging Information concerning the Director to its attorneys, accountants, or financial advisors, each of whom the Company shall inform of their duty not to disclose the Disparaging Information to any other persons other than as necessary to carry out their professional functions. The Company agrees not to induce or encourage any individual, corporation, business, group, association, partnership, or other entity, to communicate Disparaging Information.

9.	No Modifications; Entire Agreement.

This Agreement cannot be changed or terminated orally, and no modification or waiver of any of the provisions of this Agreement will be effective unless it is in writing and signed by both parties hereto. This Agreement sets forth the entire and fully integrated understanding between the parties hereto, superseding all previous discussions, agreements, promises and negotiations, and there are no representations, warranties, covenants or understandings, oral or otherwise, that are not expressly set out herein. The parties hereto acknowledge that, in deciding to enter into this Agreement, they have not relied upon any statements not written in this Agreement.

10.	Further Assurances.

From time to time, whether at or following the Termination Date, each of the Company and the Director agrees to make reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable, including as required by applicable laws, to fully and efficiently carry out the intent and purpose of this Agreement.

11.	No Circumvention.

The parties hereto agree not to directly or indirectly take any actions, act in concert with any person or entity who takes an action, or cause or allow any person or entity to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the intent and purpose of the provisions of this Agreement.

12.	Governing Law.

Any and all claims, controversies, and causes of action arising out of or under this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the State of Wyoming, including its statutes of limitations, without giving effect to any Wyoming conflict-of- laws rule that would result in the application of the laws of a different jurisdiction.

13.	Dispute Resolution.

Each of the parties hereto agree that any and all claims or controversies whatsoever (whether arising in tort or contract and whether arising under statute or common law) brought by either of the parties hereto, arising out of, or in any way relating to, this Agreement shall be submitted to binding arbitration in Cheyenne, Wyoming, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., or its successor (“JAMS”), or, if JAMS is no longer able to supply the arbitrator, such arbitrator as selected from the American Arbitration Association, and such arbitration shall be conducted in accordance with the provisions of Wyoming law governing arbitration as the exclusive forum for the resolution of such dispute. At the conclusion of the arbitration, the arbitrator will issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator hereunder will be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties hereto expressly acknowledge and agree that they are hereby waiving any rights to trial by jury. The parties hereto agree that the Company will be responsible for payment of the forum costs of any arbitration hereunder, including the arbitrator's fee. The parties hereto further agree that in any proceeding to enforce the terms of this Agreement, the prevailing party will be entitled to his/her/its reasonable attorneys’ fees and costs (other than forum costs associated with the arbitration) incurred by him/her/it in connection with resolution of the dispute in addition to any other relief granted.

14.	Miscellaneous.

(a)	Severability. Should any portion, term or provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the validity or the remaining portions, terms and provisions shall not be affected thereby, and the illegal, invalid or unenforceable portion, term or provision shall be deemed not to be part of this Agreement, except that should the general release language be found to be illegal or unenforceable, the parties hereto shall negotiate in good faith a substantially similar replacement provision.

(b)	No Waiver. The parties hereto agree that the failure of a party hereto at any time to require performance of any provision of this Agreement shall not affect, diminish, obviate or void in any way such party’s full right or ability to require performance of the same or any other provision of this Agreement at any time thereafter.

(c)	Binding Effect; No Assignment. This Agreement shall inure to the benefit of and shall be binding upon the Director, his heirs, administrators, representatives, and executors, and upon the successors and assigns of the Company. The Director may not (except by operation of law upon his death) assign or delegate his rights or obligations under this Agreement without the written consent of the Company.

(d)	Headings. The headings of the paragraphs of this Agreement are for convenience only and are not binding on any interpretation of this Agreement.

(e)	Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement. Facsimile or PDF reproductions of original signatures shall be deemed binding for the purpose of the execution of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Director have executed this Agreement as of the date first written above.

Next Technology Holding Inc.

/s/ Weihong LIU
Name:	Weihong LIU
Title:	CEO

/s/ Lichen DONG

Lichen DONG